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                                                                    EXHIBIT 5.01
                     [WOLIN, RIDLEY & MILLER LLP LETTERHEAD]


                                 March 14, 2000



SmartSources.com, Inc.
2030 Marine Drive, Suite 100
North Vancouver, British Columbia
Canada  V7P 1V7

     RE:   Public Offering of Common Stock
           Pursuant to Registration Statement on Form SB-2 (the "Registration Statement")

Ladies and Gentlemen:

     We are counsel to SmartSources.com, Inc., a Colorado corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of up to 4,149,192 shares of the Company's Common Stock, no par value per share (the "Shares"), pursuant to the Registration Statement.

     We have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate to express the opinion set forth in this letter, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and fully paid for in the manner and on the terms described in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                               Sincerely,

                                               WOLIN, RIDLEY & MILLER LLP

                                               /s/ Wolin, Ridley & Miller LLP